Exhibit 10.4
Summary of Board and Committee Compensation
The Board of Directors of the Company approved cash director fees, committee member fees and chairperson fees to be paid to non-management directors of the Company in the 2011 fiscal year. Director fees, committee fees and chairperson fees are only paid to non-management directors as summarized below:
Each non-management director will receive a director fee of $15,000 per Board meeting attended in person or by tele-conference, paid quarterly and not to exceed $60,000 per year.
Each non-management director who serves on a committee of the Board of Directors will receive a fee of $1,250 per committee meeting attended in person or by tele-conference, paid quarterly and not to exceed $5,000 per year.
Each non-management director who serves as the chairperson of a committee of the Board of Directors shall receive a fee of $625 per committee meeting attended in person or by tele-conference, paid quarterly and not to exceed $2,500 per year.